UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    Under the Securities Exchange Act of 1934

                           Krispy Kreme Doughnuts Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    501014104
 ------------------------------------------------------------------------------

                                 (CUSIP Number)

                                  May 18, 2005
 ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-l (d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


EXPLANATORY NOTE: This initial Schedule 13G is being filed to amend that certain Amendment No. 1 to Schedule 13D, as filed with the Securities and Exchange Commission on March 17, 2005. The Filers (as defined herein) are able to make the certification required under Item 10 at this time.

CUSIP No. 501014104
--------------------------------------------------------------------------------

     1. NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        Courage Special Situations Master Fund, L.P.
        ------------------------------------------------------------------------
--------------------------------------------------------------------------------

     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
        (a) [X] ----------------------------------------------------------------
        (b) [ ] ----------------------------------------------------------------
--------------------------------------------------------------------------------

     3. SEC USE ONLY -----------------------------------------------------------
--------------------------------------------------------------------------------

     4. CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
                                             -----------------------------------
--------------------------------------------------------------------------------

                  5.  SOLE VOTING POWER           None
                                                  ------------------------------
Number of         --------------------------------------------------------------
Shares
Beneficially      6.  SHARED VOTING POWER         None*
                                                  ------------------------------
Owned by          --------------------------------------------------------------
Each Reporting
Person With       7.  SOLE DISPOSITIVE POWER      None
                                                  ------------------------------
                  --------------------------------------------------------------

                  8. SHARED DISPOSITIVE POWER     None*
                                                  ------------------------------
--------------------------------------------------------------------------------

     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 3,357,716*
--------------------------------------------------------------------------------

   10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN           [  ]
        SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------

   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  5.44%
                                                           ---------------------
--------------------------------------------------------------------------------

   12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
                                                    ----------------------------
--------------------------------------------------------------------------------


-----------------------------
* The shares are beneficially owned by Couragef Capital Situations Master Fund, L.P. (the "Fund"), of which Courage Investments Inc., is the General Partner. By contract, the Fund has given Courage Capital Management, LLC ("Courage Capital"), as investment manager, the discretion to vote and dispose of those shares. These shares include call options to purchase 43,000 shares of Issuer's common stock.

CUSIP No. 501014104
--------------------------------------------------------------------------------

     1. NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        Courage Special Situations Fund-II, L.P.
        ------------------------------------------------------------------------
--------------------------------------------------------------------------------

     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
        (a) [X] ----------------------------------------------------------------
        (b) [ ] ----------------------------------------------------------------
--------------------------------------------------------------------------------

     3. SEC USE ONLY -----------------------------------------------------------
--------------------------------------------------------------------------------

     4. CITIZENSHIP OR PLACE OF ORGANIZATION  Delaware
                                              ----------------------------------
--------------------------------------------------------------------------------

                  5.  SOLE VOTING POWER           None
                                                  ------------------------------
Number of         --------------------------------------------------------------
Shares
Beneficially      6.  SHARED VOTING POWER         None*
                                                  ------------------------------
Owned by          --------------------------------------------------------------
Each Reporting
Person With       7.  SOLE DISPOSITIVE POWER      None
                                                  ------------------------------
                  --------------------------------------------------------------

                  8. SHARED DISPOSITIVE POWER     None*
                                                  ------------------------------
--------------------------------------------------------------------------------

     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                  39,717*
--------------------------------------------------------------------------------

   10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN           [  ]
        SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------

   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)    .06 %
                                                          ----------------------
--------------------------------------------------------------------------------

   12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN
                                                    ----------------------------
--------------------------------------------------------------------------------


-----------------------------
* The shares are beneficially owned by Courage Capital Situations Fund-II, L.P. ("Courage-II"), of which Courage Investments Inc., is the General Partner. By contract, Courage-II has given Courage Capital, as investment manager, the discretion to vote and dispose of shares. These shares include call options to purchase 500 shares of Issuer's common stock.

CUSIP No: 501014104
--------------------------------------------------------------------------------

     1. NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        Courage Investments Inc.
        ------------------------------------------------------------------------

     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
        (a) [X] ----------------------------------------------------------------
        (b) [ ] ----------------------------------------------------------------
--------------------------------------------------------------------------------

     3. SEC USE ONLY------------------------------------------------------------
--------------------------------------------------------------------------------

     4. CITIZENSHIP OR PLACE OF ORGANIZATION  Delaware
                                              ----------------------------------
--------------------------------------------------------------------------------

                  5.  SOLE VOTING POWER           None
                                                  ------------------------------
Number of         --------------------------------------------------------------
Shares
Beneficially      6.  SHARED VOTING POWER         None*
                                                  ------------------------------
Owned by          --------------------------------------------------------------
Each Reporting
Person With       7.  SOLE DISPOSITIVE POWER      None
                                                  ------------------------------
                  --------------------------------------------------------------

                  8. SHARED DISPOSITIVE POWER     None*
                                                  ------------------------------
--------------------------------------------------------------------------------

     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                3,397,433*
--------------------------------------------------------------------------------

   10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN           [  ]
        SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------

   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)    5.5%
                                                             -------------------
--------------------------------------------------------------------------------

   12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)   CO
                                                      --------------------------
--------------------------------------------------------------------------------



-----------------------------
* 3,357,716 of the shares are beneficially owned by Courage Special Situations Master Fund, L.P. and 39,717 of the shares are beneficially owned by Courage Special Situations Fund-II, L.P. (collectively, the "Funds"), of which Courage Investments Inc., is the General Partner. By contract, the Funds have given Courage Capital, as investment manager, the discretion to vote and dispose of those shares. These shares include call options to purchase 43,500 shares of Issuer's common stock.

CUSIP No. 501014104
--------------------------------------------------------------------------------

     1. NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        HFR ED Special Situations Master Trust
        ------------------------------------------------------------------------
--------------------------------------------------------------------------------

     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
        (a) [X] ----------------------------------------------------------------
        (b) [ ] ----------------------------------------------------------------
--------------------------------------------------------------------------------

     3. SEC USE ONLY -----------------------------------------------------------
--------------------------------------------------------------------------------

     4. CITIZENSHIP OR PLACE OF ORGANIZATION  Bermuda
                                              ----------------------------------
--------------------------------------------------------------------------------

                  5.  SOLE VOTING POWER           None
                                                  ------------------------------
Number of         --------------------------------------------------------------
Shares
Beneficially      6.  SHARED VOTING POWER         None*
                                                  ------------------------------
Owned by          --------------------------------------------------------------
Each Reporting
Person With       7.  SOLE DISPOSITIVE POWER      None
                                                  ------------------------------
                  --------------------------------------------------------------

                  8.  SHARED DISPOSITIVE POWER    None*
                                                  ------------------------------
--------------------------------------------------------------------------------

     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                  314,169*
--------------------------------------------------------------------------------

   10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN           [  ]
        SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------

   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  .51%
                                                           ---------------------
--------------------------------------------------------------------------------

   12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)   OO
                                                   -----------------------------
--------------------------------------------------------------------------------



-----------------------------
* The shares are beneficially owned by HFR ED Special Situations Master Trust ("HFR"). By contract, HFR has given Courage Capital, as investment manager, the discretion to vote and dispose of those shares. These shares include call options to purchase 4,000 shares of Issuer's common stock.

CUSIP No. 501014104
--------------------------------------------------------------------------------

     1. NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        Dryden Investments BV
        ------------------------------------------------------------------------

     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
        (a) [X] ----------------------------------------------------------------
        (b) [ ] ----------------------------------------------------------------
--------------------------------------------------------------------------------

     3. SEC USE ONLY -----------------------------------------------------------
--------------------------------------------------------------------------------

     4. CITIZENSHIP OR PLACE OF ORGANIZATION  Netherlands Antilles
                                             -----------------------------------
--------------------------------------------------------------------------------

                  5.  SOLE VOTING POWER           None
                                                  ------------------------------
Number of         --------------------------------------------------------------
Shares
Beneficially      6.  SHARED VOTING POWER         None*
                                                  ------------------------------
Owned by          --------------------------------------------------------------
Each Reporting
Person With       7.  SOLE DISPOSITIVE POWER      None
                                                  ------------------------------
                  --------------------------------------------------------------

                  8.  SHARED DISPOSITIVE POWER    None*
                                                  ------------------------------
--------------------------------------------------------------------------------

     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                  198,098*
--------------------------------------------------------------------------------

   10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN           [  ]
        SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------

   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  .32%
                                                           ---------------------
--------------------------------------------------------------------------------

   12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)  OO
                                                    ----------------------------
--------------------------------------------------------------------------------


-----------------------------
* The shares are beneficially owned by Dryden Investments BV ("Dryden"). By contract, Dryden has given Courage Capital, as investment manager, the discretion to vote and dispose of those shares. These shares include call options to purchase 2,500 shares of Issuer's common stock.

CUSIP No. 501014104
--------------------------------------------------------------------------------

     1. NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        Robin Ingram Patton
        ------------------------------------------------------------------------
--------------------------------------------------------------------------------

     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
        (a) [X] ----------------------------------------------------------------
        (b) [ ] ----------------------------------------------------------------
--------------------------------------------------------------------------------

     3. SEC USE ONLY -----------------------------------------------------------
--------------------------------------------------------------------------------

     4. CITIZENSHIP OR PLACE OF ORGANIZATION  United States
                                              ----------------------------------
--------------------------------------------------------------------------------

                  5.  SOLE VOTING POWER           None
                                                  ------------------------------
Number of         --------------------------------------------------------------
Shares
Beneficially      6.  SHARED VOTING POWER         None*
                                                  ------------------------------
Owned by          --------------------------------------------------------------
Each Reporting
Person With       7.  SOLE DISPOSITIVE POWER      None
                                                  ------------------------------
                  --------------------------------------------------------------

                  8. SHARED DISPOSITIVE POWER     None*
                                                  ------------------------------
--------------------------------------------------------------------------------

     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                             21,200*
--------------------------------------------------------------------------------

   10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN           [  ]
        SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------

   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)   0.03%
                                                          ----------------------
--------------------------------------------------------------------------------

   12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)  IN
                                                     ---------------------------
--------------------------------------------------------------------------------



-----------------------------
* These shares are beneficially owned by Robin Ingram Patton, however, Courage Capital excercises sole discretion with respect to voting and disposition of these shares.

CUSIP No. 501014104
--------------------------------------------------------------------------------

     1. NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        The Community Foundation of Middle Tennessee
        ------------------------------------------------------------------------

     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
        (a) [X] ----------------------------------------------------------------
        (b) [ ] ----------------------------------------------------------------
--------------------------------------------------------------------------------

     3. SEC USE ONLY -----------------------------------------------------------
--------------------------------------------------------------------------------

     4. CITIZENSHIP OR PLACE OF ORGANIZATION  Tennessee
                                              ----------------------------------
--------------------------------------------------------------------------------

                  5.  SOLE VOTING POWER           None
                                                  ------------------------------
Number of         --------------------------------------------------------------
Shares
Beneficially      6.  SHARED VOTING POWER         None*
                                                  ------------------------------
Owned by          --------------------------------------------------------------
Each Reporting
Person With       7.  SOLE DISPOSITIVE POWER      None
                                                  ------------------------------
                  --------------------------------------------------------------

                  8. SHARED DISPOSITIVE POWER     None*
                                                  ------------------------------
--------------------------------------------------------------------------------

     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               23,700*
--------------------------------------------------------------------------------

   10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN           [  ]
        SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------

   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)   0.04%
                                                           ---------------------
--------------------------------------------------------------------------------

   12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)  CO
                                                    ----------------------------
--------------------------------------------------------------------------------



-----------------------------
* These shares are benficially owned by The Community Foundation of Middle Tennessee, however, Courage Capital excercises sole discretion with respect to voting and disposition of these shares.

CUSIP No. 501014104
--------------------------------------------------------------------------------

     1. NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        Courage Capital Management, LLC
        ------------------------------------------------------------------------
--------------------------------------------------------------------------------

     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
        (a) [X] ----------------------------------------------------------------
        (b) [ ] ----------------------------------------------------------------
--------------------------------------------------------------------------------

     3. SEC USE ONLY -----------------------------------------------------------
--------------------------------------------------------------------------------

     4. CITIZENSHIP OR PLACE OF ORGANIZATION  Tennessee
                                             -----------------------------------
--------------------------------------------------------------------------------

                  5.  SOLE VOTING POWER           None
                                                  ------------------------------
Number of         --------------------------------------------------------------
Shares
Beneficially      6.  SHARED VOTING POWER         None*
                                                  ------------------------------
Owned by          --------------------------------------------------------------
Each Reporting
Person With       7.  SOLE DISPOSITIVE POWER      None
                                                  ------------------------------
                  --------------------------------------------------------------

                  8.  SHARED DISPOSITIVE POWER    None*
                                                  ------------------------------
--------------------------------------------------------------------------------

     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               3,954,600*
--------------------------------------------------------------------------------

   10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN          [  ]
         SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------

   11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)   6.40%
                                                               -----------------
--------------------------------------------------------------------------------

   12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)  OO
                                                   -----------------------------
--------------------------------------------------------------------------------


-----------------------------
* 3,357,716 of the shares are beneficially owned by Courage Special Situations Master Fund, L.P. and 39,717 of the shares are beneficially owned by Courage Special Situations Fund-II, L.P. (collectively, the "Funds"), both of which Courage Investments Inc., is the General Partner. 314,169 shares are beneficially owned by HFR and 198,098 shares are beneficially owned by Dryden. By contract, Courage Capital, as investment manager, has sole discretion with respect to voting and disposition of all of these shares. 21,200 of the shares are beneficially owned by Robin Ingram Patton and the remaining 23,700 of the shares are beneficially owned by The Community Foundation Of Middle Tennessee, however, Courage Capital exercises sole discretion with respect to voting and disposition of these shares.

CUSIP No. 501014104
--------------------------------------------------------------------------------

     1. NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        Richard C. Patton
        ------------------------------------------------------------------------
--------------------------------------------------------------------------------

     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
        (a) [X] ----------------------------------------------------------------
        (b) [ ] ----------------------------------------------------------------
--------------------------------------------------------------------------------
     3. SEC USE ONLY -----------------------------------------------------------
--------------------------------------------------------------------------------

     4. CITIZENSHIP OR PLACE OF ORGANIZATION  United States
                                             -----------------------------------
--------------------------------------------------------------------------------

                  5.  SOLE VOTING POWER           None
                                                  ------------------------------
Number of         --------------------------------------------------------------
Shares
Beneficially      6.  SHARED VOTING POWER         None*
                                                  ------------------------------
Owned by          --------------------------------------------------------------
Each Reporting
Person With       7.  SOLE DISPOSITIVE POWER      None
                                                  ------------------------------
                  --------------------------------------------------------------

                  8. SHARED DISPOSITIVE POWER     None*
                                                  ------------------------------
--------------------------------------------------------------------------------

     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                3,954,600*
--------------------------------------------------------------------------------

   10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN           [  ]
        SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------

   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)   6.40%
                                                           ---------------------
--------------------------------------------------------------------------------

   12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)  IN
                                                    ----------------------------
--------------------------------------------------------------------------------



-----------------------------
* 3,357,716 of the shares are beneficially owned by Courage Special Situations Master Fund, L.P. and 39,717 of the shares are beneficially owned by Courage Special Situations Fund-II, L.P. (collectively, the "Funds"), both of which Courage Investments Inc., is the General Partner. 314,169 shares are beneficially owned by HFR and 198,098 shares are beneficially owned by Dryden. By contract, Courage Capital, as investment manager, has sole discretion with respect to voting and disposition of all of these shares. 21,200 of the shares are beneficially owned by Robin Ingram Patton and the remaining 23,700 of the shares are beneficially owned by The Community Foundation Of Middle Tennessee, however, Courage Capital exercises sole discretion with respect to voting and disposition of these shares.

CUSIP No. 501014104
--------------------------------------------------------------------------------

     1. NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
        Donald Farris
        ------------------------------------------------------------------------
--------------------------------------------------------------------------------

     2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
        (a) [X] ----------------------------------------------------------------
        (b) [ ] ----------------------------------------------------------------
--------------------------------------------------------------------------------

     3. SEC USE ONLY -----------------------------------------------------------
--------------------------------------------------------------------------------

     4. CITIZENSHIP OR PLACE OF ORGANIZATION  United States
                                              ----------------------------------
--------------------------------------------------------------------------------

                  5.  SOLE VOTING POWER           None
                                                  ------------------------------
Number of         --------------------------------------------------------------
Shares
Beneficially      6.  SHARED VOTING POWER         None*
                                                  ------------------------------
Owned by          --------------------------------------------------------------
Each Reporting
Person With       7.  SOLE DISPOSITIVE POWER      None
                                                  ------------------------------
                  --------------------------------------------------------------

                  8. SHARED DISPOSITIVE POWER     None*
                                                  ------------------------------
--------------------------------------------------------------------------------

     9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                          3,954,600*
--------------------------------------------------------------------------------

   10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN           [  ]
        SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------

   11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)   6.40%
                                                           ---------------------
--------------------------------------------------------------------------------

   12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)  IN
                                                    ----------------------------
--------------------------------------------------------------------------------


-----------------------------
* 3,357,716 of the shares are beneficially owned by Courage Special Situations Master Fund, L.P. and 39,717 of the shares are beneficially owned by Courage Special Situations Fund-II, L.P. (collectively, the "Funds"), both of which Courage Investments Inc., is the General Partner. 314,169 shares are beneficially owned by HFR and 198,098 shares are beneficially owned by Dryden. By contract, Courage Capital, as investment manager, has sole discretion with respect to voting and disposition of all of these shares. 21,200 of the shares are beneficially owned by Robin Ingram Patton and the remaining 23,700 of the shares are beneficially owned by The Community Foundation Of Middle Tennessee, however, Courage Capital exercises sole discretion with respect to voting and disposition of these shares.

Item 1.

            (a)    Name of Issuer:

                   Krispy Kreme Doughnuts Inc.

            (b)    Address of Issuer's Principal Executive Offices:

                   370 Knollwood St., Ste. 500
                   Winston-Salem, North Carolina 27103
Item 2.

            (a)    Name of Person Filing:

                   Courage Special Situations Master Fund, L.P.; Courage Special Situations Fund-II, L.P.; HFR ED Special Situations Master Trust; Dryden Investments BV; Robin Ingram Patton; The Community Foundation of Middle Tennessee; Courage Capital Management, LLC; Richard C. Patton; and Donald Farris (collectively "the Filers")


            (b)    Address of Principal Business Office or, if none, Residence:

                   HFR ED Special Situations Master Trust
                   c/o HFR Asset Management, L.L.C.
                   10 S. Riverside Plaza, Suite 1450
                   Chicago, IL  60606

                   Dryden Investments BV
                   c/o Intimis Management Company NV
                   John B. Gorsiraweg 14
                   Curacao, Netherlands Antilles

                   Courage Capital Management, LLC
                   Richard C. Patton and Donald Farris
                   4400 Harding Road
                   Nashville, TN  37205

                   Courage Special Situations Master Fund, L.P.
                   Scotiatrust, 3rd Floor
                   Scotia Center, Cardinal Avenue
                   P.O. Box 501GT
                   George Town, Grand Cayman
                   Cayman Islands

                   Courage Special Situations Fund-II, L.P. and Courage
                     Investments Inc.
                   1403 Foulk Road, Suite 106-D
                   Wilmington, Delaware  19803

                   Robin Ingram Patton
                   1600 Chickering Road
                   Nashville, Tennessee  37205

                   The Community Foundation of Middle Tennessee
                   3833 Cleghorn Avenue, Suite 400
                   Nashville, Tennessee  35215

            (c)    Citizenship:

                   For citizenship of the Filers, see Section 4 of the cover sheet of each filer.

            (d)    Title of Class of Securities:

                   Common Stock

            (e)    CUSIP Number:

                   501014104

Item 3.     If This Statement is Filed Pursuant to Rule 13d-l(b)  or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

            (a) [ ] Broker or dealer registered under section 15 of the Act (15
                 U.S.C. 78o);

            (b) [ ] Bank as  defined  in  section  3(a)(6) of the Act (15 U.S.C.
                78c);

            (c) [ ] Insurance company as defined in section  3(a)(19) of the Act
                (15 U.S.C.78c);

            (d) [ ] Investment  company   registered  under  section  8  of  the
                Investment Company Act of 1940  (15 U.S.C. 80a-8);

            (e) [ ] An  investment adviser  in accordance with Rule  l3d-1(b)(1)
                (ii)(E);

            (f) [ ] An employee  benefit plan  or endowment  fund in  accordance with Rule l3d-1(b)(l)(ii)(F);

            (g) [ ] A parent  holding   company or  control person in accordance
                with Rule l3d-l(b)(1)(ii)(G);

            (h) [ ] A savings  associations  as defined  in Section  3(b) of the
                Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) [ ] A church  plan that  is excluded from  the  definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

Item 4.     Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

            (a) Amount beneficially owned 3,954,600*
                                          -----------

            (b) Percent of class:  6.40%
                                  -------

            (c) Number of shares as to which the person has:

                (i) Sole power to vote or to direct the vote:  0
                                                              ----

                (ii)Shared power to vote or to direct the vote: 3,954,600*
                                                                ----------

                (iii) Sole power to dispose or to direct the  disposition of: 0
                                                                             ---
                (iv) Shared power to dispose or to direct the  disposition of:
                     3,954,600*
                     ----------

Instruction. For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

Item 5.     Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Not applicable.

Instruction       Dissolution of a group requires a response to this item

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

Not applicable.



-----------------------------
* 3,357,716 of the shares are beneficially owned by Courage Special Situations Master Fund, L.P. and 39,717 of the shares are beneficially owned by Courage Special Situations Fund-II, L.P. (collectively, the "Funds"), both of which Courage Investments Inc., is the General Partner. 314,169 shares are beneficially owned by HFR and 198,098 shares are beneficially owned by Dryden. By contract, Courage Capital, as investment manager, has sole discretion with respect to voting and disposition of all of these shares. 21,200 of the shares are beneficially owned by Robin Ingram Patton and the remaining 23,700 of the shares are beneficially owned by The Community Foundation Of Middle Tennessee, however, Courage Capital exercises sole discretion with respect to voting and disposition of these shares.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

If a parent  holding  company  has filed this  schedule,  pursuant to Rule 13d-l
(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-l(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

Not applicable.


Item 8.     Identification and Classification of Members of the Group.

If a group has filed this schedule pursuant to Rule 13d-l(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-l(c) or Rule 13d-l(d), attach an exhibit stating the identity of each member of the group.

Not applicable.


Item 9.     Notice of Dissolution of Group.

Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

Not applicable.


Item 10.    Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    May 20, 2005
                                    --------------------------------------------
                                    Date



                                    COURAGE CAPITAL MANAGEMENT, LLC,
                                    as Investment Adviser


                                    By: /s/ Richard C. Patton
                                       -----------------------------------------
                                    Name/Title: Richard C. Patton, Chief Manager
                                                --------------------------------